BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES RESULTS
                            FOR SECOND FISCAL QUARTER


     Brooklyn,  New  York,  May  16,  2005  -  Brooklyn  Federal  Bancorp,  Inc.
(Nasdaq:BFSB), the holding company for Brooklyn Federal Savings Bank (the "Bank"), today announced operating results for the Bank for the three and six months ended March 31, 2005. Net income for the three months ended March 31, 2005 was $870,000, an increase of 5.6% over the $824,000 reported for year-earlier quarter. Net income for the six months ended March 31, 2005 was $1.8 million, versus earnings of $1.9 million for the comparable six month period ended March 31, 2004. Brooklyn Federal Bancorp did not complete its reorganization into a mutual holding company and its related stock offering until April 5, 2005; accordingly, the company did not have any results of operations or shares outstanding during the period.

     The Bank's total assets increased $64 million, or 20.7%, to $372.8 million at March 31, 2005, from $308.8 million at September 30, 2004. This increase was largely the result of funds received by the Bank in connection with the stock subscription, a significant portion of which were subsequently returned to subscribers as the offering was oversubscribed. Deposits increased by $5.5 million, or 2.1%, to $262.0 million from $256.6 million six months earlier. The Bank believes the increase was primarily attributable to deposits being made in anticipation of its stock subscription offering.

     Brooklyn Federal Bancorp sold 3,967,500 shares of common stock at $10.00 per share in a stock offering that was completed on April 5, 2005. These shares represent 30% of the total shares now outstanding with the balance of 70% held by BFS Bancorp, MHC, Brooklyn Federal's mutual holding company.

     Additional financial data for the quarter ended March 31, 2005 may be found in Brooklyn Federal Bancorp's Quarterly Report on Form 10Q filed with the Securities and Exchange Commission earlier today.

     This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.